Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ECtel Ltd.:

We consent to the use of our report dated May 16, 2007 with respect to the consolidated balance sheets of ECtel Ltd. and subsidiaries (“the Company”) as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006 incorporated by reference in the registration statement (No. 333-127576) on Form S-8 of the Company, which registration statement is incorporated herein by reference.

Our report dated May 16, 2007 refers to (a) a class action lawsuit that has been filed against the Company and (b) adoption of the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

Somekh Chaikin
Certified Public Accountants (Israel)
Member Firm of KPMG International

Tel Aviv, Israel
March 27, 2008